Exhibit 99.1

Neurogen Corporation

For Immediate Release	Contact: Elaine Grimsell Dodge Neurogen Corp. 203-315-4615 edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
FIRST QUARTER 2006 FINANCIAL RESULTS

Branford, CT, May 4, 2006 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the first quarter of 2006. For the three months ended March 31, 2006, Neurogen recognized a net loss of $14.3 million, or $0.42 per share. This compares to a net loss of $8.1 million, or $0.24 per share, during the comparable three month period of 2005.

The increase in net loss reflects the impact of continued progress in Neurogen’s clinical and preclinical drug development programs. Also impacting results for the current quarter was the adoption on January 1, 2006 of Statement of Financial Accounting Standards 123R, “Share-based Payment” (SFAS 123R), which resulted in non-cash operating expenses of approximately $1.3 million for the first quarter of 2006, or an effect of approximately $0.04 per share.

Neurogen’s cash and marketable securities as of March 31, 2006 totaled $102.2 million as compared to $115.4 million as of December 31, 2005.

William H. Koster, Ph.D., President and CEO said, “We are moving ahead in our four major programs and looking forward to significant milestones during the rest of the year. We began Phase II trials with our proprietary lead insomnia compound, NG2-73, in December 2005 and that trial in transient insomnia is continuing to progress. We are on plan to report preliminary results by mid-year.

“Our VR1 antagonist program for pain and other indications, partnered with Merck, continues in Phase I clinical testing, which began during the quarter. Compounds from our programs with CRF1 antagonists for stress-related disorders and MCH1 antagonists for obesity are undergoing preclinical testing. If they pass all criteria, these compounds hold the promise of further expanding our clinical pipeline. Both programs are wholly-owned by Neurogen. The portfolio will also continue to be bolstered by our drug discovery platform, as we evaluate several other emerging programs in indications with unmet medical need.”

Operating revenue for the first quarter of 2006 increased 95% to $3.8 million from $2.0 million for the first quarter of 2005. The increase for the current quarter is due primarily to a $2 million clinical milestone received from Merck upon the initiation of Phase I clinical trials in Neurogen’s and Merck’s VR1 program collaboration.

Research and development expenses for the first quarter of 2006 increased 92% to $15.8 million from $8.3 million in the first quarter of 2005. The increase for the quarter was due primarily to increased expenditures for clinical and preclinical testing for the Company’s drug development initiatives, as compared to the first quarter of 2005. Also impacting the current quarter was a $1.0 million non-cash operating expense due to the adoption of SFAS 123R.

General and administrative expenses for the first quarter of 2006 increased 18% to $3.0 million, compared to $2.6 million for the same period in 2005. The increase for the current quarter was due primarily to a $0.3 million non-cash operating expense due to the adoption of SFAS 123R.

Webcast
Dr. Koster and Stephen Davis, Executive Vice President and Chief Operating Officer, will host a conference call and webcast to discuss today’s announcements at 10:00 a.m. EDT on May 4, 2006. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2006. A replay of the call will be available after 1:00 pm EDT on May 4, 2006 and accessible through the close of business, May 28, 2006. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 45685493.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, obesity, and inflammation. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.

(Financial Tables to Follow)

Page 3 of 4: Neurogen Announces First Quarter 2006 Financial Results, 5-4-06

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005*
Operating revenues:
License fees	$1,115	$906
Research revenues	2,700	1,050
Total operating revenues	3,815	1,956

Operating expenses:
Research and development	15,829	8,256
General and administrative	3,018	2,560
Total operating expenses	18,847	10,816

Operating loss	(15,032)	(8,860)

Other income, net	689	794

Net loss	$(14,343)	$(8,066)

Loss per share:
Basic and diluted	$(0.42)	$(0.24)

Shares used in calculation of loss per share:
Basic and diluted	34,449	34,243

* Certain reclassifications have been made to the three month period ended March 31, 2005 to conform to the 2006 presentation.

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Page 4 of 4: Neurogen Announces First Quarter 2006 Financial Results, 5-4-06

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005
Assets

Cash and cash equivalents	$17,489	$11,241
Marketable securities	84,665	104,119
Total cash and marketable securities	102,154	115,360
Receivables from corporate partners	184	157
Other current assets, net	2,369	2,892
Total current assets	104,707	118,409

Net property, plant & equipment	28,045	28,268
Other long-term assets	78	87
Total assets	132,830	$146,764

Liabilities and Stockholders' Equity

Total current liabilities	$13,237	$12,946
Total long term liabilities	17,834	19,310
Total liabilities	31,071	32,256
Total stockholders' equity	101,759	114,508
Total liabilities and stockholders’ equity	$132,830	$146,764

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